EXHIBIT 15

LETTER IN LIEU OF CONSENT REGARDING REVIEW REPORT OF UNAUDITED
INTERIM FINANCIAL INFORMATION

P. H. Glatfelter Company:

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of P. H. Glatfelter Company for the periods ended March 31, 2005 and 2004, as indicated in our report dated May 10, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is incorporated by reference in Registration Statement Nos. 33-25884, 33-37198, 33-49660, 33-53338, 33-54409, 33-62331, 333-12089, 333-26587, 333-34797, 333-53977, 333-66991 and 333-124485 on Forms S-8, Registration Statement No. 333-36295 on Form S-4 and Registration Statement No. 333-117233 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
May 10, 2005